Exhibit 99.1
NEWS RELEASE
RAMBUS REPORTS FOURTH QUARTER AND YEAR END RESULTS
Revenue of $40.5 million, loss per share of $0.14 for the fourth quarter and revenue of
$179.9 million, loss per share of $0.27 for the year
LOS ALTOS, Calif. — February 4, 2008 — Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today reported financial results for the fourth quarter and year ended 2007.
Revenues for the fourth quarter were $40.5 million, down 2.8% sequentially and down 22.9% over the fourth quarter of last year. Revenues for the year were $179.9 million, down 7.9% over the last year.
“We faced a number of extraordinary challenges in 2007, many of which had an impact on our revenue results,” said Harold Hughes, president and chief executive officer at Rambus. “Nevertheless, we enter the new year with some good momentum as illustrated by our first HDTV win for the XDR memory architecture at Toshiba, as well as Qimonda’s news that it is now shipping samples of XDR DRAM, expanding the supply base for the world’s fastest memory.”
Total costs and expenses for the fourth quarter of 2007 were $72.6 million, which included $16.4 million of stock-based compensation expenses, $0.8 million of restatement and related legal expenses and $3.0 million of severance expenses as compared to total costs and expenses of $58.2 million for the third quarter of 2007, which included $8.7 million of stock-based compensation expenses, $4.2 million of restatement and related legal activities and $0.3 million of severance expenses. General litigation expenses for the quarter were $16.1 million, an increase of $4.4 million from the third quarter of 2007. Total costs and expenses for the fourth quarter of 2006 were $53.2 million, which included $9.7 million of stock-based compensation and $5.7 million of restatement and related legal activities. General litigation expenses in the fourth quarter of 2006 were $5.2 million.
Total costs and expenses for fiscal year 2007 were $250.1 million, which included $44.8 million of stock-based compensation expenses, $19.5 million of restatement and related legal activities, $6.7 million of IRS 409A related expenses and $3.3 million of severance expenses as compared to total costs and expenses of $235.4 million for fiscal year 2006, which included $40.5 million of stock-based compensation and $31.4 million of restatement and related legal activities. General litigation expenses for the year were $39.5 million, an increase of $10.6 million from the previous year, excluding a bonus paid to a law firm in fiscal year 2006.
Net loss for the fourth quarter of 2007 was $14.6 million as compared to a net loss of $6.5 million in the previous quarter and a net income of $2.1 million in the fourth quarter of 2006. Net loss per share for the fourth quarter was $0.14 as compared to a net loss per share of $0.06 for the previous quarter and a net income per share of $0.02 for the fourth quarter of 2006.
Net loss for fiscal year 2007 was $27.7 million as compared to a net loss of $13.8 million in fiscal year 2006. Net loss per share for fiscal 2007 was $0.27 as compared to a net loss per share of $0.13 for fiscal year 2006.
Cash, cash equivalents and marketable securities as of December 31, 2007 were $440.9 million, down approximately $4.1 million from September 30, 2007 and up approximately $4.5 million from December 31, 2006.

The conference call discussing fourth quarter and year end results will be available live via the Rambus website (http://investor.rambus.com) at 2:00 p.m. Pacific Time today. The call will be webcast and can be accessed through the Rambus website. A replay will be available following the call on Rambus’ Investor Relations website or for one week at the following numbers: (888) 203-1112 (domestic) or (719) 457-0820 (international) with ID# 777467.
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Additional information is available at www.rambus.com.
Contacts:
Nicole Noutsios
Investor Relations
Rambus Inc.
(650) 947-5050
nnoutsios@rambus.com
Linda Ashmore
Public Relations
Rambus Inc.
(650) 947-5411
lashmore@rambus.com

Press Release Financials	Rambus
4440 El Camino Real
Los Altos, CA 94022
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$119,391	$73,304
Marketable securities	321,491	351,055
Accounts receivable	442	846
Unbilled receivables	1,478	1,748
Deferred and prepaid taxes	12,584	11,388
Prepaid expenses and other current assets	7,693	4,403

Total current assets	463,079	442,744

Restricted cash	2,286	2,287
Deferred taxes, long-term	121,810	98,193
Intangible assets, net	13,441	18,697
Property, plant and equipment, net	24,587	26,019
Goodwill	4,454	3,315
Other non-current assets	3,624	1,380
Marketable securities, long-term	—	11,982

Total assets	$633,281	$604,617

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$11,283	$10,429
Accrued payroll and related benefits	9,985	12,788
Accrued litigation expenses	26,234	23,143
Other accrued liabilities	5,894	6,075
Deferred revenue	2,756	6,003
Convertible notes	—	160,000

Total current liabilities	56,152	218,438

Long-term liabilities:
Convertible notes	160,000	—
Deferred revenue, less current portion	—	1,554
Other long-term liabilities	4,111	2,337

Total long-term liabilities	164,111	3,891

Total stockholders’ equity:	413,018	382,288

Total liabilities and stockholders’ equity	$633,281	$604,617

Press Release Financials	Rambus
4440 El Camino Real
Los Altos, CA 94022
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Revenue:
Contract revenue	$4,489	$8,577	$25,634	$26,408
Royalty revenue	36,043	44,013	154,306	168,916

Total revenues	40,532	52,590	179,940	195,324

Costs and expenses:
Cost of contract revenues*	8,246	7,382	27,124	30,392
Research and development*	22,538	17,424	82,877	68,977
Marketing, general and administrative*	40,940	22,692	120,597	104,561
Costs of restatement and related legal activities	826	5,746	19,457	31,436

Total costs and expenses	72,550	53,244	250,055	235,366

Operating loss	(32,018)	(654)	(70,115)	(40,042)
Interest and other income, net	5,263	2,344	21,759	14,337
Income (loss) before income taxes	(26,755)	1,690	(48,356)	(25,705)
Benefit from income taxes	12,197	379	20,692	11,889

Net income (loss)	$(14,558)	$2,069	$(27,664)	$(13,816)

Net income (loss) per share:
Basic	$(0.14)	$0.02	$(0.27)	$(0.13)
Diluted	$(0.14)	$0.02	$(0.27)	$(0.13)
Weighted-Average Shares used in computing per share amounts:
Basic	104,754	103,806	104,056	103,048
Diluted	104,754	108,209	104,056	103,048

*	Total stock-based compensation expense for the three and twelve month periods ended December 31, 2007 and December 31, 2006 are presented as follows:

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Cost of contract revenues	$1,841	$1,805	$5,910	$8,155
Research and development	$6,378	$3,460	$16,199	$14,902
Marketing, general and administrative	$8,189	$4,421	$22,701	$17,466